                                                                    Exhibit 99.9

September 30, 2003

Safeco Taxable Bond Trust
4854 - 154th Place NE
Redmond, WA 98052

Ladies and Gentlemen:

I have acted as counsel to the Trust in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A for the shares of each series and class of the Trust (the "Shares"). I have made such examination of law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1. The Trust is a duly formed and validly existing business trust under the laws of the State of Delaware.

2. The Trust is authorized to issue an unlimited number of shares which have been divided into the following series and classes: Safeco
     Intermediate-Term U.S. Government Fund and Safeco High-Yield Bond Fund (Investor Class, Advisor Class A, Advisor Class B and Advisor Class C shares).

3. The Shares, when issued pursuant to the terms, provisions and conditions set forth in the above-referenced Registration Statement relating to the Shares, will be validly issued, fully paid and non-assessable by the Trust. I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,


/s/ William E. Crawford
----------------------------
William E. Crawford, Esq.
Counsel